Exhibit 23.2

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel: 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
C.P.A. (Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
QKL Stores Inc.

We hereby consent to the use of our report dated March 23, 2009, with respect to the financial statements of QKL Stores Inc., for the years ended December 31, 2008 on Form S-1/A Post-Effective Amendment No. 1 to be filed on or about July 20, 2010.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Albert Wong & Co.
Hong Kong
July 20, 2010